Exhibit 16.1

October 16, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 of Form 8-K/A of Zoom Technologies, Inc. filed with the Securities and Exchange Commission on October 16, 2012 and are in agreement with the statements contained in the first sentence of the first paragraph, the second, third and fifth paragraphs thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Goldman Kurland Mohidin, LLP
Goldman Kurland Mohidin, LLP
Encino, California